CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Amana Mutual Funds Trust and to the use of our report dated July 30, 2020 on the financial statements and financial highlights of Amana Income Fund, Amana Growth Fund, Amana Developing World Fund, and Amana Participation Fund, each a series of Amana Mutual Funds Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 25, 2020